Exhibit 99.1

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FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

CORPORATE PARTICIPANTS

David Butters Gulfmark Offshore, Inc.—Chairman

Quintin Kneen Gulfmark Offshore, Inc.—CFO

Bruce Streeter Gulfmark Offshore, Inc.—President, CEO

CONFERENCE CALL PARTICIPANTS

Gregory Lewis Credit Suisse—Analyst

Todd Scholl Clarkson Capital Markets—Analyst

John Bair SKA Financial Services—Analyst

Joe Gibney Capital One—Analyst

PRESENTATION

Operator

Welcome everyone to the GulfMark Offshore fourth-quarter 2011 earnings conference call. My name is Amy and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman, Bruce Streeter, President and Chief Executive Officer, and Quintin Kneen, Chief Financial Officer. After the speaker’s remarks, there will be a question-and-answer session. (Operator Instructions) Please note this event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors. These risks are more fully disclosed in the Company’s filing with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the conference call over to Mr. David Butters. Mr. Butters, please go ahead.

David Butters—Gulfmark Offshore, Inc.—Chairman

Thank you, Amy, and welcome everyone to our quarterly earnings conference call. Looking back over this past year, we love the way our business developed with each sequential quarter improving over the prior one. In building, as you could have seen from this morning’s earnings release, into a very healthy fourth quarter. We are hopeful that this trend will actually continue through 2012. And after Quintin Kneen, our Chief Financial Officer, reviews the details of this earnings release, Bruce Streeter will attempt to put some color into what he expects about this coming year. So we will kind of continue on our previous formats of a review of the earnings from Quintin, detailed market outlook and review of the past year from Bruce, and then we will open up the conference to a question-and-answer period. So Quintin, why don’t you take a look at, for everyone, into the fourth quarter results please.

Quintin Kneen—Gulfmark Offshore, Inc.—CFO

Thank you, David. As David said, Bruce and I will speak for about 15 and 20 minutes and then we will open up for questions. We will try to provide initial clarity on the fourth quarter results and throughout the call we will comment on how the full year 2011 results compared to our original thoughts for the year and we will provide our expectations for 2012.

As we indicated in our press release, results for the fourth quarter were characterized by the typical Q4, Q1 seasonality and although sequential quarterly revenue was down from Q3, on a year-over-year basis, consolidated quarterly revenue was up 14% compared to Q4 2010. Our revenue for the quarter was $99.9 million, down approximately 4% from Q3. Revenue in the North Sea region was down approximately 11% or $5.2 million from the third quarter. The decrease was not unexpected and reflects two things. The typical seasonality we see in Q4 and Q1 and the sale of the Highland Pioneer, the 1983 built PSV that contributed approximately $1 million of revenue in the third quarter. Looking at the annual change, Q4 2011 compared to Q4 2010, showed a 16% increase which we see as a confirmation of the continuing year over year improvement in the North Sea.

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

Our Southeast Asia region continues to turn in solid quarterly results although revenue is down slightly in the fourth quarter and operating income margin was over 60% for the quarter and direct operating costs were only 18% of revenue. Revenue for the Americas region was up 6% on a sequential quarterly basis reflecting continued improvement in the US Gulf of Mexico. Utilization for the vessels we had working in the US Gulf of Mexico was 72%, at an average day rate increase of 9% over the same period. For the entire region, the average day rate was relatively unchanged from Q3 and overall regional utilization was up 4 percentage points. On a consolidated basis, operating costs were noticeably lower when compared to Q3. The decrease in cost was a combination of a stronger US dollar, principally against the Brazilian Real and lower than average repair and maintenance expense during the quarter.

During 2011, our quarterly direct operating costs fluctuated a bit more than we anticipated and on average they were a step higher than we originally envisioned. Direct operating costs averaged out to be just under $46 million per quarter and we originally envisioned 2011 costs to be approximately $44 million to $45 million per quarter. For 2012, we anticipate direct operating costs to be between $47 million and $48 million per quarter, which is just slightly lower than the $48 million run rate we provided last quarter and a decrease is due to the strengthening of the US dollar. As we mentioned on the third-quarter earnings call, we essentially completed our 2011 drydock program in the third quarter and although we anticipated about $1 million of residual charges from the completion of drydocks that were then in process, we actually had no net drydock expense in the fourth quarter. We had anticipated spending approximately $17 million on drydocks in 2011 and we ended up spending $16 million.

For the full year 2012, we anticipate approximately $29 million of drydock expense. That would make 2012 a relatively heavy year for us in terms of drydocks. 2011 was a relatively light year. A long run average between $20 million and $25 million is a reasonable expectation based on the current configuration of the fleet. 2010, as a reference, was $22.2 million. On a quarterly basis, we anticipate drydock spending to be $8 million in Q1, $5 million in quarters two and three, and $11 million in the fourth quarter.

General and administrative expenses for the quarter amounted to $11.3 million, down slightly on a sequential quarterly basis but consistent with our overall average quarterly run rate for G&A for the full year of 2011 of $11.3 million, which is an increase of approximately 3% over 2010 and in line with what we expected. For 2012, I anticipate that quarterly general and administrative expenses will be approximately $12 million per quarter. That increase is due to some inflationary pressures as well as some slight infrastructure building as we prepare for future growth. Consolidated depreciation of $15 million was essentially flat. We anticipated quarterly depreciation expense for 2011 to be $14.5 million per quarter, and it worked out to average $14.8 million per quarter due mainly to exchange rate fluctuations. For 2012, we are anticipating depreciation expense to be just under $15 million per quarter, consistent with 2011. As a result, consolidated operating income for the fourth quarter was $30.6 million reflecting an operating income margin of 31%. A significant increase in operating income on a sequential quarterly basis was driven principally by the absence of drydock expense and a lower than anticipated direct operating expenses.

Interest expense for the fourth quarter was $5.2 million, a decrease from Q3 that reflects the capitalization of interest associated with the new build program. For all of 2011, interest expense was $22.3 million, about $1 million below our original guidance due to the capitalization of interest in Q4 and a slightly lower three-month LIBOR rate than we anticipated at the beginning of the year. I anticipate that interest expense in 2012 will be approximately $18.5 million. It will be decreasing on a quarterly basis throughout 2012 as a portion of the cash paper interest is capitalized with the vessels under construction. For the first quarter, I anticipate reported interest expense to be approximately $5 million.

The tax provision for the fourth quarter was $2.5 million or 10% of pretax income. The tax rate for the full year 2011 was 9%, which was under our original guidance of between the 10% and 12% and in the middle of the range of the update that we gave on the Q3 call. For 2012, I anticipate that our tax rate will be between 11% and 13%, a bit higher than our long-term tax rate expectation of between 10% and 12%. The US is our highest tax rate jurisdiction at 35%, and as our operations here in the US become more profitable, our consolidated tax rate moves up accordingly.

Capital expenditures for the quarter amounted to $37.3 million. For the full year 2011, capital expenditures totaled $52.3 million. Of that amount, $36.6 million was for progress payments on the new build program, and $15.7 million related to upgrading the equipment on our vessels and the ongoing midbody extension program. The $15.7 million of capital expenditures for 2011 was slightly higher than our full-year guidance of $15 million and higher than the $11 million estimate we gave on the third quarter due to the timing of payments associated with the midbody extension project. For 2012, we anticipate spending $88 million on the new build program and we anticipate spending approximately $15 million on other capital projects in 2012, including the US midbody extension project. Including the vessel we purchased in January, we expect $125 million of capital expenditures for the year.

Cash on hand at year end was $128.8 million. All totaled net debt, total debt less cash, was $178.7 million at December 31. That is a decrease of $9.8 million since September 30 and reflects cash generated by operations during the quarter of $43.3 million offset by capital expenditures and others of $33.5 million. I originally anticipated net debt to be in the low $100 million range by the end of 2011, which turned out to be a bit too optimistic. Absent the new build program, net debt would have been $142 million. Working capital took a bit more investment than I anticipated in 2011 and operations were slightly under my objective for the year. For 2012, my estimation is that we will finish the year with roughly the same net debt as which we started. I expect that net debt will be between $140 million and $160 million at year-end, reflecting the fact that cash generated by operations is anticipated to approximate capital commitments for the year.

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

So to recap, at year-end, the senior notes represented $159.8 million of our outstanding indebtedness. There were $6 million outstanding under our revolving credit facility and the outstanding balance on the term loan facility was $141.7 million. In January, we’ve repaid a portion of the term loan facility to even out the outstanding amount to $140 million. Total outstanding indebtedness at year-end was $307.5 million. Total net debt, total debt less cash at on quarter end was $178.7 million. Contract cover for 2012 stands currently at 44%, up slightly from the 43% we’ve reported on the last earnings call. The consolidated contracted revenue for 2012 was $163.7 million. That’s revenue dollars. The $163.7 million of revenue dollars for 2012 breaks out as follows. $72.6 million for the North Sea, $22.4 million for Southeast Asia, and $68.7 million for the Americas.

Forward contract cover for 2013 stands currently at 25%. The total US dollar value of backlog is currently $463 million, which decreased from the amount we reported in October due to the strengthening of the US dollar and due to the fact that we have let contract cover attrition a bit based on our belief that term rates are going to continue to improve. With that, I will transfer the call over to Bruce to give more detail on current market conditions and more perspective on 2012.

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

Thanks, Quintin. David and Quintin have both highlighted the fact that we expect seasonal weakness typically in the fourth quarter and in the first quarter. As I looked at the comments from the various analysts after our third quarter call, I had some concerns that we would fall short of their expectations in the fourth quarter and that this might actually be a difficult call. I must compliment our team on a great quarter and a great year and our view is that the fourth quarter came out to be exceptionally strong and that it reflects the fact that if you go back to the very first quarter of last year and walk forward through the year, it says a lot about how well we really did.

Quintin has mentioned that fourth quarter did have slightly less revenue than in the third. We expected that. Fourth quarter had no drydocks and we only anticipated a bit of expense related to completing the last drydock late in the year. We did think we might pull one drydock forward from 2012 which is a heavy drydock year. However, for a variety of reasons, that did not work. We also had lower operating costs in the quarter.

Everyone is aware that in the second and third quarter, we were somewhat above what our anticipated costs were. But everyone in the Company made a real effort to control costs, review what they were spending, and despite the fact that in almost all locations and areas of the business, upgrading costs are going to be under pressure. We did manage to control and lower our operating costs in the fourth quarter. I’m not ready to pull back our operating costs projections for next year yet. But the fourth quarter shows that we have a good understanding of the pressure points and our planning can and does help control costs.

Overall in 2012, we expect a similar pattern to what we saw in 2011. A weak first quarter with a lot of moving pieces and steady improvement as we move towards the summer. I am encouraged that people who evaluate the markets are very bullish on the North Sea anchor handlers, have started to identify improvements in the Asian markets, and echo the comments of our competitors that we have passed the trough and are moving up in the cycle. This year, we have a larger spot exposure in the North Sea and Asia. We will expect that, that will result in us having lower utilization early in the year because, and possibly through the year, because of the fact typically you have lower utilization as you have more spot exposure. But with a stronger spot market we would expect that short-term contract rates and spot rates will develop during the year.

I think that it’s notable that at the moment, we’ve been in discussions about a term contract for the one anchor handler that we have in the North Sea, but given the belief in the strength of the market, we are not 100% sure that we don’t feel that we would be better off to just stay in the spot market for the full year with that boat. One factor that should continue to be considered is the fact that this is a heavy drydock year and that this is heaviest drydock year we will have with the current fleet size. As the year develops, we may actually shift some drydocks out of the fourth quarter into 2013. You will note that Quintin indicated that there was a heavy load in the fourth quarter. Normally, we have tended to look at shifting drydocks forward but it works both ways and if operations allow, we may move some back and smooth the future process a bit.

We will relocate some vessels during the year in order to take advantage of changes and potentials on the marketplace. We will continue to improve vessel capabilities including expanding the stretch project. Two of the stretch vessels are now working well and a third should be completed by the second quarter. We are planning to do additional vessels this year. The budget covers three and possibly a fourth vessel. However, given the strengthening market and the likely returns in the Gulf of Mexico, we are likely to pare that back and perhaps only do two more in 2012 and then expand the program further. We will continue to buy and sell vessels as we adjust the fleet to best meet the future.

The new construction program will start to bring benefit in 2013, and in 2014 we essentially should have a full-year’s utilization of all of those boats. We’ve reached the point where the new construction is now in the point of cutting steel and we are actively managing the programs in the various yards. We are very pleased with the designs for the concepts in the developing markets. As you know during the quarter, we indicated that we had taken an option on one of the ice related vessels for the north of

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

Norway and you have seen a number of industry reports indicating additional strength in that region as well as expanding concepts in other areas of ice bound conditions, notably Russia, the US, and Canada. New construction vessel program, in the end, provides us a variety of high-end vessels at costs we believe will allow them to be excellent earners.

And so overall we are quite pleased with 2011. We are looking forward to 2012. If we’re past the trough, 2012 is going to build but what we are really focusing on is, and have high expectations, is for a really strong 2013, 2014 and beyond. I think that overall we are very pleased with the moves and changes that we have made that have gotten us to where we are at the end of ‘11. We expect good things from ‘12 and we’re looking forward to the future. And with that, I will turn it over for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Gregory Lewis, Credit Suisse.

Gregory Lewis—Credit Suisse—Analyst

Thank you, and good morning. Could you talk a little bit more about the outlook for the Southeast Asia market, and talk about— when we look at your contract coverage 40%-ish in 2012, 15% in 2013? Could you talk about how GulfMark’s going to try to position itself in the next 6 to 12 months?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

I think we are somewhat rate conscious. We are looking at some longer-term work. But primarily we have been focusing on shorter-term work as the market rates develop. I think that we do have a couple of vessels that have completed pretty decent long-term contracts that will go through—returning to Singapore going through drydock during the first quarter. We just agreed to a couple of tows. I think you will see some transition in the first half of the year, and you will probably see more consistent contract coverage in the second half of the year. But we are not going to sacrifice rate in order to simply get term coverage.

Gregory Lewis—Credit Suisse—Analyst

Okay, great. And just two other quick questions. You had the two anchor handlers that left the North Sea on a [move] to West Africa, I believe. Are those vessels—where are those vessels now, and what is the plan for those vessels?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

You would actually have to ask a variety of people. The plan is somewhat in flux. The vessels are still on contract in West Africa. There is very strong potential that they can remain in West Africa, and there is a likelihood that we may do that, but there is always the possibility that greener pastures may lead us to move them elsewhere.

Gregory Lewis—Credit Suisse—Analyst

Okay, great. And then just real quick, one other question. Clearly you’re taking delivery of some high-quality, high-spec boats in the next couple of years. When you think about the existing fleet where it is today, and you mentioned comments about ‘12 being somewhat better, but ‘13 and ‘14 potentially being better than even ‘12, how should we think about you managing—GulfMark managing the fleet in terms of—is there still some assets maybe that GulfMark is in the process of thinking about selling? Or just given the backdrop that what we potentially are seeing in the markets, maybe now is not a good time to be unloading potentially non-core assets?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

We have been through a period related to the trough, as things move up, there tends to be an improvement in S&P sale and purchase conditions. It’s more likely that you can sell an older boat at a reasonable return in that kind of a marketplace, so we will focus on the potential of adjusting the fleet further. We did buy a boat recently.

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

We will continue to buy and sell. There are vessels that we identify each year in our budget process as non-core. And then there are always targets that we are looking at. In recent years, seldom have we found existing vessels that we felt were good long-term investments, but that can and does change. We did find one that we did purchase in the first quarter that we are quite pleased with.

Gregory Lewis—Credit Suisse—Analyst

Thank you very much for the time, and nice quarter.

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

Thank you.

Operator

Todd Scholl, Clarkson Capital Markets.

Todd Scholl—Clarkson Capital Markets—Analyst

Hello, guys. Good quarter. My question relates to—you mentioned that you saw lower labor expenses in the quarter. And that seems a little bit counterintuitive to me because it seems like everybody else that we talk to is seeing higher labor expenses. Could you maybe give us some color on that? And then, could you maybe tell us—is that—which markets were that because it seems to me like we are hearing Gulf of Mexico and Brazil that labor prices are increasing quite a bit?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

I’m not sure that we identified lower labor costs. I think we — overall operating costs, but any real change for us in labor costs in the quarter related to the exchange rate in Brazil. I think we had made a very strong evaluation, and we pretty much identified where Brazilian labor costs were going to go last year, and that the previous years un-agreed union contracts were finally agreed. We had accrued pretty much where we needed to be on the labor rates, however, the currency adjustment primarily at end of third quarter going into and through fourth quarter probably gave us a little bit — reduced our costs a little bit there. But overall, you’re right, labor costs have been significant in South America, and they have the potential of rising in other locations. As a general rule, we have a pretty good workforce around the world, and we are not seeing the type of spikes and pressures that other people might be reacting to.

Todd Scholl—Clarkson Capital Markets—Analyst

Okay, just one other quick question. It looks like we started to see some of the Asian and Mideast players start to look at Brazil, and we saw some recent contract awards there. Is this potentially what could maybe help relieve some of the oversupply situations in Asia Pacific—the Asia Pacific region? Maybe vessels moving and migrating towards Brazil?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

I definitely—I think some of them are going to have a rude awakening. But I think it’s definitely good. We have seen, particularly in the OSRV category, we’ve seen a number of vessels that by design we’re not quite sure why they were built. So, the fact that they are on long-term charters and out of the other regions can only be a benefit.

Todd Scholl—Clarkson Capital Markets—Analyst

Great. Thank you.

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

Operator

(Operator Instructions) John Bair, SKA Financial Services.

John Bair—SKA Financial Services—Analyst

Thank you, and good morning. Two questions. Number one, in July you will be able to call in those senior notes, and I was wondering if you were contemplating doing that?

Quintin Kneen—Gulfmark Offshore, Inc.—CFO

Well, we always evaluate the high-yield market, and we look for the right opportunity to do those types of things. The market was hot at about May of last year. And there was probably sometimes when the pricing got to a point where it was intriguing to us. It seems to be off to a good start this year as well, but obviously we are very opportunistic [in pricing] when it comes to actions like that. So, we always think about it, but we will have to see what happens.

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

It certainly is something that we need to be reflective of. We are looking at a 2014 note, and we need to have—to be opportunistic and to right-size our debt and our debt structure. And if tomorrow is the right time, then that is fine. If it’s next year, we’ll see. But if you give us some strong answers on what Greece is going to do, we’ll probably tell you more [accurately]. (laughter)

John Bair—SKA Financial Services—Analyst

Well, I kind of hope you don’t call them, but (laughter)—but in any case, I just thought I’d throw that out. The other question was — there has been a number of what appear to be fairly significant discoveries in the North Sea, and I was wondering how that is going to play out for you? It looks like there’s going to be some pretty increased activity over the next few years at the very minimum, either delineation wells or actual platforms being put in. So, could you talk to that at all?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

Yes. I think that a lot of our focus on new construction program relates to that. In the north of Norway, in particular, where factors such as ice-class hulls and de-icing is consideration going forward. There have been a number of recent finds, and that seems to be an area of accelerating development. I think that the Norwegians and the Russians agreeing on an agreed borderline in the Barents Sea suggest further cooperation in expansion of the programs on the Russian side.

The west of Shetlands area, the Atlantic margin, which is harsh weather, long distances for support, you see the kick-off of an expansion of an existing development program in a fairly sizeable new development program, plus exploration drilling activity. In Ireland, you’re going to see expanded opportunities in the southern margins areas, the gas-prone areas in the UK, Denmark, and Netherlands. Those gas-prone areas where they are now able to bring gas very quickly to market have certainly shown improvements in demand.

Jack-up fleet utilization is much stronger than people anticipated, and we actually, for the first time in a while, may be looking at more jack-ups returning to the North Sea. The jack-up programs—the high-spec jack-up programs are expanding in Norway, which means a greater involvement by the majors and development projects, and by the independents in exploration.

Heavy use of the semi fleet, a couple of drill ships coming in and out of the area. So, whereas the last couple of years, the market has been buoyed by the number of vessels taken for [Karen’s] Greenland, development and supporting the pipeline project in the Baltic. This year, it’s general demand and general improvement across the industry and across the various regions that are very specific and very helpful.

John Bair —SKA Financial Services—Analyst

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

Good. Are you seeing improvement overall in the Gulf of Mexico activity, given the moratorium was finally lifted?

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

Well, yes, one of the things is that we have to—fourth quarter I thought people got a little bit more excited about what we could do than we did, but they were better planning than I was. But in the first quarter, we see weaknesses, and one of the areas that was weaker was the Gulf of Mexico. I think there is still some inconsistency and uncertainty as far as the procedures and the timing of permits, and I think people are not quite sure how they were going to spend and how—what they’re going to do with their budgets.

In December, we had very heavy usage of the vessels, and I think that was people expending, getting last-minute projects, maintenance, et cetera, done. And in January, it dropped off quite a bit. And then it slowly built back up to where it’s—we’re more comfortable today than certainly we were a month ago, and we’re starting to look at how this market develops as the year goes. If the improvement in the process and timing, and if you continue to get the rigs that are planned to be additions to the Gulf of Mexico, obviously portends well for a very strong Gulf of Mexico. Probably stronger in the second half than the first half, but definitely an improving market.

John Bair—SKA Financial Services—Analyst

Good. Thank you very much.

Operator

Joe Gibney, Capital One.

Joe Gibney—Capital One—Analyst

Thanks. Good morning. Bruce, just a question on relocation of vessels—you referenced that in your commentary. Against that backdrop, I was just curious if you could update us maybe on your vessel counts regionally within the Americas. I’d imagine potentially the opportunity to relocate some vessels from adjacent markets like Trinidad and Mexico. Just curious how many vessels you do actually have now in the Gulf of Mexico spot in the first quarter.

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

It’s a little bit in flux. The one crewboat that was in Mexico is the crewboat that we sold. We had used up the maximum number of days that it could operate as a foreign flag vessel in Mexico, so we sold it to a Mexican operator. We have kind of used Trinidad as a buffer, to some extent, moving boats back and forth as we look to the strengthening in the Gulf of Mexico. But we had fairly heavy usage for the level of market activity there was in Trinidad. We did expect the slowdown in activity between sort of mid-January and latter stages of March in Trinidad.

So, we had planned and we are in the process of moving two to three vessels back from Trinidad to the Gulf of Mexico. Some of them may actually have recently arrived. However, initial plans were that if the Gulf of Mexico market didn’t improve, that we would probably move those back to Trinidad. But it appears now that they are likely to stay in the Gulf of Mexico unless we get out-of-sight good rates in Trinidad.

The vessel movements—we actually were unable to agree a rate with Petrobras on a vessel extension, and we decided that the best option was to move that vessel to Southeast Asia. And so that vessel has been transiting this quarter, and will be out of the earning stream during the quarter. We will look at the concept of moving some vessels potentially out of the North Sea, and possibly a couple vessels outside of the North Sea back. But I don’t have the exact number in the Gulf of Mexico today. But I’m told that it is 17, so we are slightly higher than where we have been, and we will probably trend to move that number up as the market improves.

Joe Gibney—Capital One—Analyst

All right. That’s helpful. And just to drill down a little bit on the drydock—appreciate the granularity on the aggregate spend of $29 million. Just how does that shake out regionally in terms of the impact? Is it more North Sea weighted? Just a little bit of help there for how that flows through on a regional basis.

FEBRUARY 23, 2012 / 02:00PM GMT, GLF—Q4 2011 Gulfmark Offshore Inc Earnings Conference Call

Quintin Kneen—Gulfmark Offshore, Inc.—CFO

Sure. If you’re looking at it for the year, North Sea would be about $12 million. America is about $11 million, and Southeast Asia about $7 million.

Joe Gibney—Capital One—Analyst

Okay. Helpful. Last one for me just on the Gulf of Mexico. If you could repeat some of the utilization and rate statistics you quoted in your commentary. I think you referenced 72% utilization in the fourth quarter, and I missed the average rate change sequentially from the third quarter. If you could reference that again, I’d appreciate it.

Bruce Streeter—Gulfmark Offshore, Inc.—President, CEO

9%.

Joe Gibney—Capital One—Analyst

9%. Thank you, gentlemen. I’ll turn it back.

Operator

I have no other questions in the queue, so that will conclude today’s question-and-answer session. I would like to turn the conference call back over to Mr. Butters for any closing comments.

David Butters—Gulfmark Offshore, Inc.—Chairman

Thank you, Amy, and thank you all for joining us, and we will just look forward, in a few months’ time, to be back with you. Thank you so much.

Operator

The conference call has now concluded. Thank you for your participation. Please disconnect your lines.

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